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Exhibit 10.8

KODIAK OIL & GAS CORP.
STOCK AWARD AGREEMENT

        This STOCK AWARD AGREEMENT (the "Agreement") is made this                        day of                        ,                         , by and between Kodiak Oil & Gas Corp., a Yukon Territory corporation (the "Company") and                        , an individual resident of                        ,                         ("Participant"). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan (the "Plan").

        1.    Award.    The Company hereby grants to Participant a fully-vested stock award of                        shares (the "Shares") of Common Stock, no par value per share, of the Company, subject to the terms and conditions set forth herein and in the Plan. The Shares are granted pursuant to Section 6(e) of the Plan. A copy of the Plan will be furnished upon request of Participant. With respect to the Shares, Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise the rights of a stockholder of Common Stock of the Company, including the right to vote the Shares and the right to receive dividends on the Shares.

        2.    Issuance of Shares.    Following payment of the applicable withholding taxes pursuant to Section 3 of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, either by book-entry registration or issuance of a stock certificate or certificates, registered in the name of Participant, evidencing such whole Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Participant free of any restricted legend or stop-transfer order.

        3.     Income Tax Matters.

  (i)
  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

  (ii)
  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant's federal and state income tax withholding obligations arising from the receipt of the Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a value equal to the amount of such taxes, provided that such shares of Common Stock were owned by Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the value of such fractional Shares. Participant's election must be made on or before the date that the amount of tax to be withheld is determined.

        4.    Plan Provisions Control.    In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

        5.    No Right to Employment.    The issuance of the Shares shall not be construed as giving Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director, of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause or remove a director in accordance with applicable law. In addition, the Company or an

Affiliate may at any time dismiss Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.

        6.    Governing Law.    The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Colorado.

        7.    Securities Matters.    The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

        8.    Severability.    If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

        9.    No Trust or Fund Created.    Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

        10.    Headings.    Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

        IN WITNESS WHEREOF, the Company and Participant have executed this Stock Award Agreement on the date set forth in the first paragraph.

KODIAK OIL & GAS CORP.
By:
Name:
Title:
PARTICIPANT

Name:

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KODIAK OIL & GAS CORP. STOCK AWARD AGREEMENT